Exhibit 99.1

Press Release	Source: Sybase, Inc.

Sybase Completes Acquisition of AvantGo
Wednesday February 26, 6:02 am ET

SYNOPSIS: Sybase, Inc. finalizes acquisition of AvantGo, Inc., strengthening its leadership position in the mobile middleware market. The company will operate AvantGo in conjunction with its iAnywhere Solutions subsidiary

DUBLIN, Calif., Feb. 26 /PRNewswire-FirstCall/ — Sybase, Inc. (NYSE: SY), a leading enterprise infrastructure and integration company, today announced the completion of its acquisition of AvantGo, Inc. (Nasdaq: AVGO), a leading provider of mobile enterprise software. Sybase will operate AvantGo in conjunction with its iAnywhere Solutions subsidiary, strengthening the company’s leadership position in the mobile middleware market.

AvantGo stockholders approved the acquisition by Sybase of all outstanding shares of AvantGo for cash consideration of approximately $1.029 per share. AvantGo common stock (Nasdaq: AVGO) will no longer be publicly traded. The majority of AvantGo employees are joining iAnywhere Solutions and will be working in the Dublin, California headquarters.

“We are confident that the union with AvantGo is a strategic fit and will benefit our joint customers, partners and other stakeholders, as the companies share a common vision for enterprise mobility,” said Terry Stepien, president of iAnywhere Solutions. “Together, iAnywhere Solutions and AvantGo offer m-Business solutions unrivaled in the industry, uniquely addressing enterprise mobility of Web content, corporate data and applications.”

Together iAnywhere Solutions and AvantGo® plan to leverage their joint industry-leading mobile technology to simplify the creation of database-powered Web content. According to Gartner Dataquest, iAnywhere Solutions increased its share of the mobile database market from 68 percent in 2000 to 73 percent in 2001.(1) iAnywhere Solutions also plans to extend the reach of the AvantGo solutions, including the popular My AvantGo service, via Sybase’s worldwide channels and robust partner base. My AvantGo is recognized as one of the world’s largest mobile applications, with more than seven million registered users.

About Sybase, Inc.

Sybase pioneers software that integrates platforms, databases and applications. Sybase solutions create Information Liquidity — transforming data into economic value. With Sybase, companies can attain maximum value from their data assets by getting the right information to the right people at the right time. For more information, visit the Sybase Web site: http://www.sybase.com.

About iAnywhere Solutions

iAnywhere Solutions, Inc. is the market-leading provider of mobile, remote, embedded and workgroup databases and mobile middleware solutions that enable anywhere, anytime access to enterprise information. There are more than seven million seats of iAnywhere Solutions™ technology at work in over 10,000 customer sites worldwide. iAnywhere Solutions is a subsidiary of Sybase, Inc. (NYSE: SY). Visit http://www.ianywhere.com for more information.

iAnywhere®, iAnywhere Solutions, Sybase®, AvantGo®, and My AvantGo are trademarks of Sybase, Inc. or its subsidiaries. ® indicates registration in the United States of America. All other company and product names mentioned may be trademarks of the companies with which they are associated.

FORWARD-LOOKING STATEMENTS: Statements concerning the benefits of Sybase’s acquisition of AvantGo and the future operations, plans and growth of Sybase, Anywhere Solutions’ and AvantGo are by nature “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of uncertainties and risks and cannot be guaranteed. Factors that could cause actual events or results to differ materially include risks regarding employee relations, risks relating to shifts in customer demand, rapid technological changes, availability and quality of third party content, competitive factors and unanticipated delays in scheduled product availability and other risks concerning Sybase and its respective operations that are detailed in the period filings with the SEC of Sybase, including its most recent filings on Form 10-K and Form 10-Q.

(1)  “Mobile DBMS Software — In a Short-Term Stall,” Colleen Graham; December 16, 2002.